Exhibit 99.1

Horizon Technology Finance Announces Second Quarter 2019 Financial Results

- Net Investment Income per Share of $0.37 -

- Fifth Consecutive Quarter of Portfolio Growth -

- Debt Portfolio Yield of 16.8% -

Farmington, Connecticut – July 30, 2019 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights

•	Net investment income of $5.0 million, or $0.37 per share
•	Total investment portfolio of $274.8 million as of June 30, 2019
•	Net asset value of $157.1 million, or $11.60 per share, as of June 30, 2019
•	Achieved annualized portfolio yield on debt investments of 16.8%
•	Funded eight loans totaling $55.1 million; experienced liquidity events from eight portfolio companies
•	Cash on hand of $8 million and capacity of $36 million to borrow under KeyBank credit facility as of June 30, 2019
•	Continued to grow joint venture investment portfolio
•	Held portfolio of warrant and equity positions in 74 companies as of June 30, 2019
•	Subsequent to quarter end, declared monthly distributions of $0.10 per share payable in October, November and December 2019
•	Increased undistributed spillover income to $0.17 per share as of June 30, 2019

“Our strong performance in the second quarter generated net investment income per share well above our distributions, increased our NAV and grew our portfolio for the fifth consecutive quarter,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “We originated eight new loans for $55.1 million, while we achieved our highest-ever annualized loan portfolio yield of 16.8%. Our consistently strong yield performance continues to validate our predictive pricing strategy for structuring loans.”

“In addition, the credit quality of our loan portfolio continues to be stable, driven by our proactive portfolio management and our commitment to disciplined underwriting,” added Mr. Pomeroy. “Looking toward the remainder of 2019, we expect market demand for venture debt to remain robust. With our current liquidity and the ability to expand our target debt leverage to the higher end of our 0.8:1 to 1.2:1 range, we have ample capacity to fund new investments and grow our portfolio. Accordingly, we believe we are well positioned to deliver sustained long-term value to our shareholders.”

Second Quarter 2019 Operating Results

Total investment income for the quarter ended June 30, 2019 grew 43% to $10.5 million, compared to $7.3 million for the quarter ended June 30, 2018. The year-over-year improvement in total investment income is primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio and higher interest rates.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended June 30, 2019 was 16.8%, an increase from 15.3% for the quarter ended June 30, 2018. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Net expenses for the quarter ended June 30, 2019 were $5.5 million, compared to $4.0 million for the quarter ended June 30, 2018. The increase was primarily due to $0.7 million additional interest expense, $0.4 million in higher net performance-based incentive fees and $0.3 million in additional base management fees. During the quarter, the Company’s Advisor waived $0.7 million of performance-based incentive fees which it had previously earned, but deferred. The waiver reduced net expense, thus increasing net investment income for the quarter ended June 30, 2019.

Net investment income for the quarter ended June 30, 2019 was $5.0 million, or $0.37 per share, compared to $3.3 million, or $0.29 per share, for the quarter ended June 30, 2018.

For the quarter ended June 30, 2019, net realized loss on investments was $4.6 million, or $0.34 per share, compared to net realized loss on investments of $0.2 million, or $0.01 per share, for the quarter ended June 30, 2018.

For the quarter ended June 30, 2019, net unrealized appreciation on investments was $4.1 million, or $0.30 per share, compared to net unrealized depreciation on investments of $0.2 million, or $0.02 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of June 30, 2019, the Company’s debt portfolio consisted of 33 secured loans with an aggregate fair value of $242.3 million. In addition, the Company’s total warrant, equity and other investments in 77 portfolio companies had an aggregate fair value of $19.0 million, and the Company’s 50% equity interest in its joint venture had a fair value of $13.5 million as of June 30, 2019. Total portfolio investment activity for the three and six months ended June 30, 2019 and 2018 was as follows:

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Beginning portfolio	$266,152	$211,905	$248,441	$222,099

New debt investments	55,055	29,484	93,137	40,525

Less refinanced debt investments	(10,000)	—	(10,000)	(2,479)

Net new debt investments	45,055	29,484	83,137	38,046

Investment in controlled affiliate investments	—	4,069	—	4,069

Principal payments received on investments	(5,133)	(5,178)	(9,656)	(13,977)

Early pay-offs	(31,458)	(13,584)	(45,548)	(20,325)

Accretion of debt investment fees	1,090	571	1,748	1,081

New debt investment fees	(568)	(314)	(1,106)	(1,509)

New equity	—	225	—	1,016

Proceeds from sale of investments	(137)	(351)	(1,905)	(3,066)

Dividend income from controlled affiliate investment	431	—	761	—

Distributions from controlled affiliate investment	(298)	—	(530)	—

Net realized loss on investments	(4,598)	(153)	(3,447)	(302)

Net unrealized appreciation (depreciation) on investments	4,124	(207)	2,765	(665)

Other	99	—	99	—

Ending portfolio	$274,759	$226,467	$274,759	$226,467

Net Asset Value

At June 30, 2019, the Company’s net assets were $157.1 million, or $11.60 per share, as compared to $133.8 million, or $11.60 per share, as of June 30, 2018, and $134.3 million, or $11.64 per share, as of December 31, 2018.

For the quarter ended June 30, 2019, net increase in net assets resulting from operations was $4.5 million, or $0.34 per share, compared to $2.9 million, or $0.25 per share, for the quarter ended June 30, 2018.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of June 30, 2019 and December 31, 2018:

($ in thousands)	June 30, 2019			December 31, 2018
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	4	$29,114	12.0%	6	$41,677	19.3%
3	25	201,645	83.3%	23	155,439	71.8%
2	3	10,028	4.1%	5	19,285	8.9%
1	1	1,500	0.6%	--	--	--
Total	33	$242,287	100.0%	34	$216,401	100.0%

As of June 30, 2019 and December 31, 2018, Horizon’s loan portfolio had a weighted average credit rating of 3.1, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal. As of June 30, 2019, there was one debt investment with an internal credit rating of 1, with a cost of $3.6 million and a fair value of $1.5 million. As of December 31, 2018, there were no debt investments with an internal credit rating of 1.

Liquidity Events

During the quarter ended June 30, 2019, Horizon experienced liquidity events from eight portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In April, Powerhouse Dynamics, Inc. (“Powerhouse”) prepaid its outstanding principal balance of $0.4 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Powerhouse also completed a sale transaction from which Horizon received proceeds of approximately $0.1 million in connection with the termination of Horizon's warrants in Powerhouse.

In May, Aerin Medical, Inc. (“Aerin”) prepaid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Aerin.

In May, with the proceeds of a new loan from Horizon, Bridge2 Solutions, LLC (“Bridge2”) prepaid its previously outstanding principal balance of $10.0 million on its venture loan, plus interest and end-of-term payment. Horizon continues to hold warrants in Bridge2.

In May, Zinio Holdings, LLC (“Zinio”) prepaid its outstanding principal balance of $2.4 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon also received a $0.2 million success fee from Zinio.

In June, Education Elements, Inc. (“Education Elements”) prepaid its outstanding principal balance of $0.2 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Education Elements.

In June, Jump Ramp Games, Inc. prepaid its outstanding principal balance of $4.0 million on its venture loan, plus interest and end-of-term payment.

In June, Kixeye, Inc. (“Kixeye”) prepaid its outstanding principal balance of $4.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. In connection with the prepayment of the venture loan, Horizon received a warrant in Global Worldwide LLC, a successor to a portion of Kixeye’s business.

In June, TruSignal, Inc. (“TruSignal”) closed a sale transaction from which Horizon received proceeds of approximately $0.1 million in connection with the sale of Horizon’s equity investment in TruSignal.

Liquidity and Capital Resources

As of June 30, 2019, the Company had $20.1 million in available liquidity, consisting of $7.6 million in cash and $12.5 million in funds available under existing credit facility commitments.

As of June 30, 2019, there was $89.0 million in outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

As of June 30, 2019, the Company’s debt to equity leverage ratio was 80%, at the low end of the Company’s 80-120% targeted leverage range. The asset coverage ratio for borrowed amounts was 224%.

Stock Repurchase Program

On April 26, 2019, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2020 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended June 30, 2019, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through June 30, 2019, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Monthly Distributions Declared in Third Quarter 2019

On July 26, 2019, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of October, November and December 2019. The following table shows these monthly distributions, which total $0.30 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
September 18, 2019	September 19, 2019	October 16, 2019	$0.10
October 17, 2019	October 18, 2019	November 15, 2019	$0.10
November 18, 2019	November 19, 2019	December 16, 2019	$0.10
		Total:	$0.30

After paying distributions of $0.30 per share and earning taxable net investment income of $0.37 per share for the quarter, the Company's undistributed spillover income as of June 30, 2019 was $0.17 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, July 31, 2019, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13692493. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through August 1, 2019 at (844) 512-2921 in the United States and (412) 317-6671 International, passcode 13692493. A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Brian Ruby

brian.ruby@icrinc.com

(203) 682-8268

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Non-affiliate investments at fair value (cost of $253,480 and $229,772, respectively)	$252,081	$227,624
Non-controlled affiliate investments at fair value (cost of $7,501 and $7,887, respectively)	9,207	7,574
Controlled affiliate investments at fair value (cost of $13,493 and $13,262, respectively)	13,471	13,243
Total investments at fair value (cost of $274,474 and $250,921, respectively)	274,759	248,441
Cash	7,556	12,591
Interest receivable	5,057	3,966
Other assets	1,930	1,751
Total assets	$289,302	$266,749

Liabilities
Borrowings	$125,493	$126,853
Distributions payable	4,063	3,461
Base management fee payable	459	422
Incentive fee payable	1,253	991
Other accrued expenses	898	765
Total liabilities	132,166	132,492

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 13,710,338 and 11,702,594 shares issued and 13,542,873 and 11,535,129 shares outstanding as of June 30, 2019 and December 31, 2018, respectively	14	12
Paid-in capital in excess of par	202,855	179,616
Distributable earnings	(45,733)	(45,371)
Total net assets	157,136	134,257
Total liabilities and net assets	$289,302	$266,749
Net asset value per common share	$11.60	$11.64

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
 (Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Investment income
Interest income on investments
Interest income on non-affiliate investments	$9,018	$6,675	$16,452	$13,290
Interest income on affiliate investments	216	192	438	323
Total interest income on investments	9,234	6,867	16,890	13,613
Fee income
Fee income on non-affiliate investments	800	440	1,114	862
Fee income on affiliate investments	5	6	10	13
Total fee income	805	446	1,124	875
Dividend income
Dividend income on controlled affiliate investments	431	—	761	—
Total dividend income	431	—	761	—
Total investment income	10,470	7,313	18,775	14,488
Expenses
Interest expense	2,115	1,451	4,163	2,935
Base management fee	1,365	1,088	2,662	2,202
Performance based incentive fee	1,961	982	3,909	1,527
Administrative fee	208	171	419	354
Professional fees	274	263	765	708
General and administrative	243	227	460	421
Total expenses	6,166	4,182	12,378	8,147
Performance based incentive fee waived	(708)	(159)	(1,848)	(159)
Net expenses	5,458	4,023	10,530	7,988
Net investment income	5,012	3,290	8,245	6,500

Net realized and unrealized loss on investments
Net realized loss on non-affiliate investments	(4,598)	(153)	(3,447)	(302)
Net realized loss on investments	(4,598)	(153)	(3,447)	(302)
Net unrealized appreciation (depreciation) on non-affiliate investments	2,264	(227)	749	(560)
Net unrealized appreciation (depreciation) on non-controlled affiliate investments	1,867	20	2,019	(105)
Net unrealized depreciation on controlled affiliate investments	(7)	—	(3)	—
Net unrealized appreciation (depreciation) on investments	4,124	(207)	2,765	(665)
Net realized and unrealized loss on investments	(474)	(360)	(682)	(967)

Net increase in net assets resulting from operations	$4,538	$2,930	$7,563	$5,533
Net investment income per common share	$0.37	$0.29	$0.65	$0.56
Net increase in net assets per common share	$0.34	$0.25	$0.60	$0.48
Distributions declared per share	$0.30	$0.30	$0.60	$0.60
Weighted average shares outstanding	13,540,657	11,525,874	12,610,593	11,525,024